UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On September 4, 2015, Limoneira Company (the “Company”) entered into a contribution agreement (as amended, the “Contribution Agreement”) with Lewis Santa Paula Member, LLC (“Lewis”), a subsidiary of The Lewis Group of Companies (the “Lewis Group”), as an initial step in facilitating a joint venture with the Lewis Group for the residential real estate development of the Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1). Upon entering into the Contribution Agreement, Limoneira received a deposit of $2.0 million from the Lewis Group.

On November 3, 2015, for the purpose of facilitating the joint venture, the Company caused its wholly owned subsidiary, Limoneira EA1 Land LLC (“EA1”), to form a new entity, Limoneira Lewis Community Builders LLC (the “Joint Venture Entity”), with EA1 initially acting as the Joint Venture Entity’s sole member. On November 10, 2015 (the “Closing Date”), and pursuant to the Contribution Agreement, the Company contributed certain real property to the joint venture. In connection with such contribution, Lewis concurrently purchased from EA1 a fifty percent (50%) interest in the Joint Venture Entity for an additional $18.0 million from the Lewis Group (comprising a total contribution of $20.0 million), resulting in each Lewis and EA1 owning 50% of the Joint Venture Entity’s membership interests. The net proceeds received by EA1 at closing were approximately $16.8 million, after deducting transaction expenses.

LLC Agreement

On the Closing Date, EA1 and Lewis also entered into a limited liability company agreement (the “LLC Agreement”) providing for the admittance of Lewis as a 50% member of the Joint Venture Entity. The LLC Agreement provides that Lewis will serve as the initial manager with the right to manage, control, and conduct the day-to-day business and affairs of the Joint Venture Entity. Certain major decisions, which are enumerated in the LLC Agreement, require approval by an executive committee comprised of two representatives appointed by Lewis and two representatives appointed by EA1 (the “Executive Committee”).

Pursuant to the LLC Agreement, the Joint Venture Entity will own, develop, subdivide, entitle, maintain, improve, hold for investment, market and dispose of the Joint Venture Entity’s property in accordance with the business plan and budget approved by the Executive Committee.

Lease Agreement

Further on the Closing Date, the JV Entity and the Company entered into a Lease Agreement (the “Lease Agreement”), pursuant to which the JV Entity will lease certain of the contributed property back to the Company so that the Company may continue its agricultural operations, and certain other permitted uses, on the property. The Lease will terminate in stages corresponding to the joint venture’s development of the property, which is to occur in stages pursuant to a phased master development plan. The Joint Venture Entity is required to provide the Company with written notice 180 days prior to the termination of any portion of the Lease. In any event, the Lease will terminate five years from the Closing Date.

Retained Property Development Agreement

The Company and the Joint Venture Entity also entered into a Retained Property Development Agreement on the Closing Date (the “Retained Property Development Agreement”). Under the terms of the Retained Property Development Agreement, and to induce the Company to enter into the Contribution Agreement, the Joint Venture Entity will transfer certain contributed property back to the Company (the “Retained Property”) and arrange for the design and construction of certain improvements to the Retained Property, subject to certain reimbursements by the Company.

The foregoing descriptions of the LLC Agreement, the Lease Agreement and the Retained Property Development Agreement do not purport to be complete and are qualified in their entirety by respective reference to (i) the LLC Agreement attached to this report as Exhibit 10.1, (ii) the Lease Agreement attached to this report as Exhibit 10.2 and (iii) the Retained Property Development Agreement attached to this report as Exhibit 10.3, each of which is incorporated herein by reference.

Section 8	Other Events

Item 8.01	Other Events

On November 16, 2015, the Company issued a Press Release announcing the formation of the Joint Venture Entity and closing of the joint venture. The foregoing description of the Press Release is qualified in its entirety by reference to the complete text of the Press Release furnished as Exhibit 99.1 hereto, which is hereby incorporated by reference herein.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits

10.1	First Amended and Restated limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC, dated November 10, 2015, by and among Limoneira EA1 Land LLC and Lewis Santa Paula Member, LLC.

10.2	Lease Agreement, dated November 10, 2015, by and among Limoneira Company and Limoneira Lewis Community Builders, LLC.

10.3	Retained Property Development Agreement, dated November 10, 2015, by and among Limoneira Company and Limoneira Lewis Community Builders, LLC.

99.1	Press Release dated November 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2015	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer,
Treasurer and Corporate
Secretary